Exhibit 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS
ATTORNEY AT LAW
1224 Washington Avenue
Miami Beach, Florida 33139
(305) 531-1174
Facsimile: (305) 531-1274
Email: jiemas@josephiemaspa.com

December 22, 2014

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

Re:  Aureus Incorporated (the “Company”)

Ladies and Gentlemen:

The Law Offices of Joseph I. Emas, P.A. has acted as special counsel for Aureus Incorporated (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,430,000 shares (the “Registered Shares”) of the Company’s common stock (the “Common Stock”) to be offered by the Company’s shareholders under the Securities Act of 1933. I have examined the Company’s articles of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1.
The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

2.	The Company has an authorized capitalization of 150,000,000 shares of Common Stock, $0.001 par value and no shares of Preferred Stock.

3.
The shares of Common Stock currently issued and outstanding are duly authorized and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Nevada (Chapter 78A of the Nevada Revised Statutes).

4.
   I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada and the Based upon that review, it is our opinion that the Registered Shares will be legally issued, fully paid, and nonassessable when resold (Chapter 78A of the Nevada Revised Statutes).

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred   beyond the matters expressly stated. I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Interests Of Named Experts And Counsel” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

 /s/ Joseph I. Emas
 _______________________
Joseph I. Emas